Free Writing Prospectus
Filed under Rule 433
Relating to Preliminary Prospectus dated June 15, 2016
File Nos. 333-209196 and 333-209196-01

Duke Energy Florida Project Finance, LLC
(Issuing Entity)

Pricing Term Sheet
June 15, 2016

$1,294,290,000
Series A Senior Secured Bonds

Joint Book-Running Managers:	RBC Capital Markets, LLC and Guggenheim Securities, LLC

Senior Co-Managers	Drexel Hamilton, LLC, Jefferies LLC, Mitsubishi UFJ Securities (USA), Inc., Samuel A. Ramirez & Company, Inc., SMBC Nikko Securities America, Inc. and The Williams Capital Group, L.P.

Provisional Ratings:	“Aaa(sf)” / “AAA(sf)” / “AAAsf” by Moody’s, S&P and Fitch, respectively(1)

Closing Date / Settlement Date:	June 22, 2016(2)

Interest Payment Dates:	March 1 and September 1 of each year, and on the final maturity date, commencing on March1, 2017

Applicable Time:	1:59PM (Eastern time) on June 15, 2016

Proceeds:

The total price to the public is $1,294,238,713. The total amount of the underwriting discounts and commissions is $6,789,530. The total amount of proceeds to Duke Energy Florida Project Finance, LLC before deduction of expenses (estimated to be $9,163,470) is $1,287,449,183.

Series A Bonds	Expected Weighted Average Life (Years)	Principal Amount Issued	Scheduled Final Payment Date	Final Maturity Date	Interest Rate	Initial Price to Public(3)	Underwriting Discounts and Commissions	Proceeds to Issuer (Before Expenses)
Series A 2018	2.0	$183,000,000	March 1, 2020	March 1, 2022	1.196%	99.999%	0.25%	$182,540,670
Series A 2021	5.0	$150,000,000	September 1, 2022	September 1, 2024	1.731%	99.998%	0.40%	$149,397,000
Series A 2026	10.0	$436,000,000	September 1, 2029	September 1, 2031	2.538%	99.996%	0.50%	$433,802,560
Series A 2032	15.2	$250,000,000	March 1, 2033	March 1, 2035	2.858%	99.995%	0.65%	$248,362,500
Series A 2035	18.7	$275,290,000	September 1, 2036	September 1, 2038	3.112%	99.994%	0.70%	$273,346,453

(1)  A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

(2)  It is expected that the bonds will be delivered against payment for the bonds on or about June 22, 2016, which will be the fifth business day following the date of pricing of the bonds. Since trades in the secondary market generally settle in three business days, purchasers who wish to trade bonds on the date of pricing or the succeeding two business days will be required, by virtue of the fact that the bonds initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

(3)  Interest on the bonds will accrue from June 22, 2016 and must be paid by the purchaser if the bonds are delivered after that date.

Series A Bonds	Benchmark Treasury	Benchmark Treasury Price and Yield	Spread to Benchmark Treasury
Series A 2018	UST 0.875% due May 31, 2018	100-9 1/4, 0.726%	47 bps
Series A 2021	UST 1.375% due May 31, 2021	101-5+, 1.131%	60 bps
Series A 2026	UST 1.625% due May 15, 2026	100-5, 1.608%	93 bps
Series A 2032	UST 1.625% due May 15, 2026	100-5, 1.608%	125 bps
Series A 2035	UST 2.500% due February 15, 2046	101-20 1/4, 2.422%	69 bps

Duke Energy Florida Project Finance, LLC and Duke Energy Florida, LLC have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Duke Energy Florida Project Finance, LLC and Duke Energy Florida, LLC have filed with the SEC for more complete information about Duke Energy Florida Project Finance, LLC and the offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Duke Energy Florida Project Finance, LLC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling RBC Capital Markets, LLC toll free at 1-866-375-6829 or Guggenheim Securities, LLC collect at 1-212-918-8773.

	Series A 2018	Series A 2021	Series A 2026	Series A 2032	Series A 2035
CUSIP:	26444G AA1	26444G AB9	26444G AC7	26444G AD5	26444G AE3
ISIN:	US26444GAA13	US26444GAB95	US26444GAC78	US26444GAD51	US26444GAE35

Expected Sinking Fund Schedule

Semi-Annual Payment Date	Series A 2018 Principal Balance	Series A 2021 Principal Balance	Series A 2026 Principal Balance	Series A 2032 Principal Balance	Series A 2035 Principal Balance
Closing Date	$183,000,000	$150,000,000	$436,000,000	$250,000,000	$275,290,000
March 1, 2017	147,300,000	150,000,000	436,000,000	250,000,000	275,290,000
September 1, 2017	120,300,000	150,000,000	436,000,000	250,000,000	275,290,000
March 1, 2018	91,968,362	150,000,000	436,000,000	250,000,000	275,290,000
September 1, 2018	66,819,301	150,000,000	436,000,000	250,000,000	275,290,000
March 1, 2019	38,167,849	150,000,000	436,000,000	250,000,000	275,290,000
September 1, 2019	12,697,061	150,000,000	436,000,000	250,000,000	275,290,000
March 1, 2020		133,721,958	436,000,000	250,000,000	275,290,000
September 1, 2020		107,883,912	436,000,000	250,000,000	275,290,000
March 1, 2021		78,473,209	436,000,000	250,000,000	275,290,000
September 1, 2021		52,163,338	436,000,000	250,000,000	275,290,000
March 1, 2022		22,276,781	436,000,000	250,000,000	275,290,000
September 1, 2022			431,486,993	250,000,000	275,290,000
March 1, 2023			401,419,122	250,000,000	275,290,000
September 1, 2023			374,328,724	250,000,000	275,290,000
March 1, 2024			343,548,495	250,000,000	275,290,000
September 1, 2024			315,736,958	250,000,000	275,290,000
March 1, 2025			284,226,703	250,000,000	275,290,000
September 1, 2025			255,676,143	250,000,000	275,290,000
March 1, 2026			223,417,756	250,000,000	275,290,000
September 1, 2026			194,109,843	250,000,000	275,290,000
March 1, 2027			161,084,768	250,000,000	275,290,000
September 1, 2027			131,000,718	250,000,000	275,290,000
March 1, 2028			97,189,941	250,000,000	275,290,000
September 1, 2028			66,310,505	250,000,000	275,290,000
March 1, 2029			31,694,550	250,000,000	275,290,000
September 1, 2029				250,000,000	275,290,000
March 1, 2030				214,357,231	275,290,000
September 1, 2030				181,556,335	275,290,000
March 1, 2031				144,928,619	275,290,000
September 1, 2031				111,133,282	275,290,000
March 1, 2032				73,491,827	275,290,000
September 1, 2032				38,669,301	275,290,000
March 1, 2033					275,290,000
September 1, 2033					239,255,018
March 1, 2034					199,408,169
September 1, 2034					162,192,506
March 1, 2035					121,146,581
September 1, 2035					82,613,161
March 1, 2036					40,324,274
September 1, 2036

Duke Energy Florida Project Finance, LLC is obligated to pay fees to the servicer of $647,145 per annum (so long as the servicer is Duke Energy Florida, LLC) payable in installments on each payment date, plus reimbursable expenses.

On the Closing Date, Duke Energy Florida, LLC will deposit $6,471,450 into the capital subaccount as a capital contribution to Duke Energy Florida Project Finance, LLC, which is equal to 0.5% of the initial principal balance of the bonds.

The Duke Energy Florida, LLC return on invested capital is $201,392 per annum.

Subject to the terms and conditions in the underwriting agreement among Duke Energy Florida Project Finance, LLC, Duke Energy Florida, LLC and the underwriters, for whom RBC Capital Markets, LLC and Guggenheim Securities, LLC are acting as representatives, Duke Energy Florida Project Finance, LLC has agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the principal amount of the bonds listed opposite each underwriter’s name below:

Underwriter	Series A 2018 Bonds	Series A 2021 Bonds	Series A 2026 Bonds	Series A 2032 Bonds	Series A 2035 Bonds	Total
RBC Capital Markets, LLC	$73,200,000	$60,000,000	$174,401,000	$100,001,000	$110,117,000	$517,719,000
Guggenheim Securities, LLC	73,200,000	60,000,000	174,401,000	100,001,000	110,117,000	517,719,000
Drexel Hamilton, LLC	6,100,000	5,000,000	14,533,000	8,333,000	9,176,000	43,142,000
Jefferies Inc.	6,100,000	5,000,000	14,533,000	8,333,000	9,176,000	43,142,000
Mitsubishi UFJ Securities (USA), Inc.	6,100,000	5,000,000	14,533,000	8,333,000	9,176,000	43,142,000
Samuel A. Ramirez & Company, Inc.	6,100,000	5,000,000	14,533,000	8,333,000	9,176,000	43,142,000
SMBC Nikko Securities America, Inc.	6,100,000	5,000,000	14,533,000	8,333,000	9,176,000	43,142,000
The Williams Capital Group, L.P.	6,100,000	5,000,000	14,533,000	8,333,000	9,176,000	43,142,000

Total	$183,000,000	$150,000,000	$436,000,000	$250,000,000	$275,290,000	$1,294,290,000

The underwriters may allow, and dealers may reallow, a discount not to exceed the percentage listed below for each tranche.

	Selling Concession	Reallowance Discount
Series A 2018	0.150%	0.050%
Series A 2021	0.240%	0.080%
Series A 2026	0.300%	0.100%
Series A 2032	0.390%	0.130%
Series A 2035	0.420%	0.140%

The costs of issuance of the Series A Senior Secured Bonds and other initial costs of the transaction, net of underwriting discounts and commissions, are expected to be approximately $9,163,470. An aggregate of approximately $455,000 of such costs are payable to the servicer in connection with set-up costs, including costs incurred in connection with establishing the issuing entity and building the necessary information technology systems, processes and reports.